Exhibit 99.1

Contacts:
Investors:	Media:
Validus Holdings, Ltd.	Jamie Tully/Jonathan Doorley
Jon Levenson, Senior Vice President	Sard Verbinnen & Co.
+1-441-278-9000	+1-212-687-8080
Jon.Levenson@validusholdings.com

Roddy Watt / Tony Friend
College Hill
+44 (0) 207-457-2020
VALIDUS ANNOUNCES FIRST QUARTER 2010 NET LOSS OF ($118.4) MILLION
Loss Ratio of 104.6%, Combined Ratio of 134.3%
Diluted Book Value Per Share of $28.66 at March 31, 2010
     Pembroke, Bermuda, May 6, 2010 — Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today reported a net (loss) of ($118.4) million, or ($0.95) per diluted common share for the three months ended March 31, 2010, compared with net income of $94.9 million, or $1.20 per diluted common share, for the three months ended March 31, 2009.
     The Company’s net operating (loss) for the three months ended March 31, 2010 was ($136.4) million, or ($1.09) per diluted share, compared with net operating income of $100.4 million, or $1.27 per diluted common share, for the three months ended March 31, 2009.
     Net operating (loss) income, a non-GAAP financial measure, is defined as net (loss) income excluding net realized and unrealized gains or losses on investments, foreign exchange gains and losses and non-recurring items. Reconciliations of this measure to net income, the most directly comparable GAAP measure, are presented at the end of this release.
     Ed Noonan, Chairman and Chief Executive Officer of Validus commented on the results: “Our results were affected by the elevated level of catastrophe activity during the quarter, principally the Chilean earthquake which stands among the most costly industry losses in history outside of the United States.”
First quarter 2010 results
     Highlights for the first quarter include the following:
•	Gross premiums written for the three months ended March 31, 2010 were $870.9 million compared to $609.9 million for the three months ended March 31, 2009, an increase of $261.0 million, or 42.8%.

•	Net premiums earned for the three months ended March 31, 2010 were $457.7 million compared to $318.8 million for the three months ended March 31, 2009, an increase of $138.9 million, or 43.6%.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

•	Combined ratio of 134.3% which included $26.7 million of favorable prior year loss reserve development, benefiting the loss ratio by 5.8 percentage points.

•	Net operating loss for the three months ended March 31, 2010 of ($136.4) million compared to net operating income of $100.4 million for the three months ended March 31, 2009, a decrease of $236.8 million, or 235.9%, reflecting losses of $306.9 million, net of reinstatement premiums, from the Chilean earthquake, windstorm Xynthia and the Melbourne hailstorm, higher finance charges of $7.4 million, offset by increased investment income of $7.5 million.

•	Net loss for the three months ended March 31, 2010 of ($118.4) million compared to income of $94.9 million for the three months ended March 31, 2009, a decrease of $213.3 million, or 224.7%, reflecting an decrease in operating income of $236.8 million, a decrease in net unrealized investment gains of $6.7 million, an increase in foreign exchange losses of $4.6 million, offset by an increase in net realized investment gains of $34.8 million.

•	Annualized return on average equity of (12.2)% and annualized operating return on average equity of (14.0)%.
Net Impact of Chile, Xynthia and Melbourne
     The Company recorded $306.9 million of net negative impact from the Chilean earthquake, windstorm Xynthia and the Melbourne hailstorm in the first quarter of 2010. Net negative impact includes the sum of estimates of net claims and claim expenses incurred, and earned reinstatement premiums assumed and ceded. These amounts are based on management’s estimates following a review of the Company’s potential exposure and discussions with certain clients and brokers. Given the magnitude and recent occurrence of these events, and other uncertainties inherent in loss estimation, meaningful uncertainty remains regarding losses from these events and the Company’s actual ultimate net losses from these events may vary materially from these estimates.
See the supplemental financial data below for additional information detailing the net negative impact from the Chilean earthquake, windstorm Xynthia and the Melbourne hailstorm on the Company’s consolidated financial statements and its Validus Re and Talbot segment results.
     During the three months ended March 31, 2010, the Company incurred losses of $293.1 million related to the Chilean earthquake, $12.6 million related to windstorm Xynthia and $18.2 million related to the Melbourne hailstorm, as detailed in the chart below.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

	Net Losses and Loss	Net Reinstatement	Net Effect on Net
(Dollars in thousands)	Expenses (1)	Premiums	(Loss) Income (2)
Chilean earthquake
Validus Re
Property	$235,355	$(13,424)	$221,931
Marine	8,315	(1,615)	6,700
Specialty	—	—	—

All lines	243,670	(15,039)	228,631

Talbot
Property	42,492	212	42,704
Marine	5,654	(830)	4,824
Specialty	1,300	—	1,300

All lines	49,446	(618)	48,828

Total
Property	277,847	(13,212)	264,635
Marine	13,969	(2,445)	11,524
Specialty	1,300	—	1,300

All lines	$293,116	$(15,657)	$277,459

Windstorm Xynthia
Validus Re
Property	$12,558	$(1,365)	$11,193
Marine	—	—	—
Specialty	—	—	—

All lines	12,558	(1,365)	11,193

Talbot
Property	—	—	—
Marine	—	—	—
Specialty	—	—	—

All lines	—	—	—

Total
Property	12,558	(1,365)	11,193
Marine	—	—	—
Specialty	—	—	—

All lines	$12,558	$(1,365)	$11,193

Melbourne hailstorm
Validus Re
Property	$18,200	$—	$18,200
Marine	—	—	—
Specialty	—	—	—

All lines	18,200	—	18,200

Talbot
Property	—	—	—
Marine	—	—	—
Specialty	—	—	—

All lines	—	—	—

Total
Property	18,200	—	18,200
Marine	—	—	—
Specialty	—	—	—

All lines	$18,200	$—	$18,200

Chilean earthquake, windstorm Xynthia & Melbourne hailstorm
Property	$308,605	$(14,577)	$294,028
Marine	13,969	(2,445)	11,524
Specialty	1,300	—	1,300

All lines	$323,874	$(17,022)	$306,852

(1)	Net of reinsurance. Under intergroup reinsurance agreements Talbot cedes 85% and 10% under two quota share agreements with Validus Re.

(2)	Net effect on net (loss) income includes the sum of estimates of net claims and claim expenses incurred, and earned reinstatement premiums assumed and ceded.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Validus Re Segment Results
     Gross premiums written for the three months ended March 31, 2010 were $640.3 million compared to $410.1 million for the three months ended March 31, 2009, an increase of $230.2 million, or 56.1%. Gross premiums written for the three months ended March 31, 2010 were comprised of $412.4 million of property premiums, $170.0 million of marine premiums and $57.9 million of specialty premiums compared to $240.7 million of property premiums, $121.5 million of marine premiums and $47.8 million of specialty premiums in the three months ended March 31, 2009.
     Net premiums earned for the three months ended March 31, 2010 were $283.9 million compared to $174.4 million for the three months ended March 31, 2009, an increase of $109.5 million, or 62.8%.
     The combined ratio for the three months ended March 31, 2010 was 144.5% compared to 57.1% for the three months ended March 31, 2009, an increase of 87.4 percentage points.
     The loss ratio for the three months ended March 31, 2010 was 122.9% compared to 31.8% for the three months ended March 31, 2009, an increase of 91.1 percentage points, due primarily to significant property and marine loss events in the three months ended March 31, 2010, which added 96.6 points to the loss ratio. The loss ratio for the three months ended March 31, 2010 included favorable prior year loss reserve development of $11.5 million (benefiting the loss ratio by 4.0 percentage points).
Talbot Segment Results
     Gross premiums written for the three months ended March 31, 2010 were $270.5 million compared to $227.9 million for the three months ended March 31, 2009, an increase of $42.6 million, or 18.7%. Gross premiums written for the three months ended March 31, 2010 were comprised of $85.9 million of property premiums, $102.8 million of marine premiums and $81.8 million of specialty premiums compared to $60.7 million of property premiums, $92.4 million of marine premiums and $74.8 million of specialty premiums in the three months ended March 31, 2009.
     Net premiums earned for the three months ended March 31, 2010 were $173.8 million compared to $144.3 million for the three months ended March 31, 2009, an increase of $29.5 million, or 20.4%.
     The combined ratio for the three months ended March 31, 2010 was 110.3% compared to 91.5% for the three months ended March 31, 2009, an increase of 18.8 percentage points.
     The loss ratio for the three months ended March 31, 2010 was 74.6% compared to 52.9% for the three months ended March 31, 2009, an increase of 21.7 percentage points. For the three months ended March 31, 2010, Talbot incurred $49.4 million of losses attributable to the Chilean earthquake, which represented 28.5 percentage points of the loss ratio. The loss ratio for the three months ended March 31, 2010 included favorable prior year loss reserve development of $15.3 million (benefiting the loss ratio by 8.8 percentage points).
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Corporate Segment Results
     Corporate results are comprised of executive and board expenses, internal and external audit expenses, interest and costs incurred in connection with the Company’s senior notes and junior subordinated deferrable debentures and other costs relating to the Company as a whole. General and administrative expenses for the three months ended March 31, 2010 were $11.7 million compared to $4.1 million for the three months ended March 31, 2009, an increase of $7.6 million, or 187.5%. During the quarter, to better align the Company’s operating and reporting structure with its current strategy, there was a change in the segment structure. This change was to allocate all ‘non-core underwriting’ expenses, predominately general and administration and stock compensation expenses to the Corporate segment which comprised approximately $5.5 million of the increase. Share compensation expenses for the three months ended March 31, 2010 were $3.4 million compared to $3.3 million for the three months ended March 31, 2009, an increase of $0.1 million, or 1.2%.
Investments
     Net investment income for the three months ended March 31, 2010 was $34.3 million compared to $26.8 million for the three months ended March 31, 2009, an increase of $7.5 million, or 28.1%. Net investment income increased as a result of higher average investment balances slightly offset by reduced market yields.
     Net realized gains on investments for the three months ended March 31, 2010 were $11.4 million compared to net realized (losses) of ($23.4) million for the three months ended March 31, 2009.
     Net unrealized gains on investments for the three months ended March 31, 2010 were $15.4 million compared to $22.2 million for the three months ended March 31, 2009. The net unrealized gains for the period resulted primarily from improved market conditions for fixed income securities.
Finance Expenses
     Finance expenses for the three months ended March 31, 2010 were $15.2 million compared to $7.7 million for the three months ended March 31, 2009, an increase of $7.4 million, or 96.2%. This increase primarily related to the interest on the senior notes issued at the beginning of 2010 as well as higher expenses related to the third party FAL facility. Finance expenses consisted principally of interest on the Company’s senior notes, junior subordinated deferrable debentures and third-party capital costs for Talbot.
Shareholders’ Equity and Capitalization
     As at March 31, 2010, shareholders’ equity was $3.76 billion. Diluted book value per common share was $28.66 compared to $29.68 at December 31, 2009. Diluted book value per common share is a non-GAAP financial measure. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.
     Total capitalization at March 31, 2010 was $4.3 billion, including $289.8 million of junior subordinated deferrable debentures and $246.8 million of senior notes.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Share Repurchase Program
     The following is a summary of the share repurchases made to date under the Company’s previously announced share repurchase program:

	Share Repurchase Activity
	As at December				As at March 31,
Effect of share repurchases:	31, 2009	January	February	March	2010
Aggregate purchase price (1)	$84,243	$31,425	$36,733	$60,120	$128,278
Shares repurchased	3,156,871	1,181,000	1,377,200	2,268,400	4,826,600
Average price (1)	$26.69	$26.61	$26.67	$26.50	$26.58
Estimated net accretive (dilutive) impact on:
Diluted BV per common share (2)	$0.07				$0.10
Diluted EPS — Annual (3)	$0.02
Diluted EPS — Quarter (3)	$0.01

	Share Repurchase Activity
	As at March 31,			As at May 5,	Cumulative to
Effect of share repurchases:	2010	April	May	2010	Date Effect
Aggregate purchase price (1)	$128,278	$8,590	$—	$8,590	$221,111
Shares repurchased	4,826,600	314,923	—	314,923	8,298,394
Average price (1)	$26.58	$27.28	$—	$27.28	$26.65
Estimated net accretive (dilutive) impact on:
Diluted BV per common share (2)	$0.10				$0.17
Diluted EPS — Annual (3)
Diluted EPS — Quarter (3)

(1)	Share transactions are on a trade date basis through May 5, 2010 and are inclusive of commissions. Average share price is rounded to two decimal places.

(2)	As the average price per share repurchased during the periods 2009 and 2010 was lower than the book value per common share, the repurchase of shares increased the ending book value per share.

(3)	The estimated impact on diluted earnings per share was calculated by comparing reported results versus i) net income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Self-Tender Offer
     The Company also announced today that its Board of Directors has approved a self tender offer pursuant to which the Company may repurchase up to $300 million in common shares. The tender offer is part of the Company’s program announced on February 17, 2010, whereby the Company’s Board of Directors authorized the Company to return up to $750 million to shareholders through share repurchases or other means. The tender offer will proceed by way of a “modified Dutch auction”, pursuant to which Validus shareholders may tender all or a portion of their common shares (1) at a price of not less than $24.00 and not more than $27.50, in increments of $0.25 per share or (2) without specifying a purchase price, in which case their common shares will be purchased at the purchase price determined in accordance with the tender offer. When the tender offer expires, the Company will select the lowest price within the range of prices specified above (the “purchase price”) enabling the Company to purchase up to $300 million of its common shares. Shareholders will receive the purchase price in cash, without interest, for common shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tender in the event that the aggregate cost to purchase all of the common shares tendered at or less than the purchase price exceeds $300 million. These provisions will be described in the Offer to Purchase relating to the tender offer that will be distributed to shareholders. All common shares purchased by the Company will be purchased at the same price. All common shares tendered at prices higher than the purchase price will be returned promptly to shareholders.
     The tender offer will not be conditional upon obtaining financing or any minimum number of common shares being tendered; however, the tender offer will be subject to a number of other terms and conditions, which will be specified in the Offer to Purchase. The tender offer will expire at 5:00 p.m., New York City time, on June 8, 2010, unless withdrawn or extended by the Company. Georgeson Inc. will serve as information agent for the tender offer.
     While the Company’s Board of Directors has authorized the tender offer, it has not, nor has the Company, the dealer manager, the information agent or the depositary made any recommendation to the Company’s shareholders as to whether to tender or refrain from tendering their common shares or as to the price or prices at which they may choose to tender their common shares. Shareholders must make their own decision as to whether to tender their common shares and, if so, how many common shares to tender and the price or prices at which they will tender them. Shareholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.
Conference Call
     The Company will host a conference call for analysts and investors on May 7, 2010 at 9:00 AM (Eastern) to discuss the first quarter 2010 financial results and related matters. The conference call can be accessed via telephone by dialing 1-800-299-8538 (toll-free U.S.) or 1-617-786-2902 (international) and entering the pass code 15506711#. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 21, 2010 by dialing 1-888-286-8010 (toll-free U.S) or 1-617-801-6888 (international) and entering the pass code 93595570#.
     This conference call will also be available through a live audio webcast accessible through the Investor Relations section of the Company’s website located at www.validusholdings.com. A replay of the webcast will be available at the Investor Relations section of the Company’s website through May 21, 2010. In addition, a financial supplement relating to our financial results for the three months ended March 31, 2010 is available in the Investor Relations section of the Company’s website.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

About Validus Holdings, Ltd.
     Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Balance Sheets
As at March 31, 2010 (unaudited) and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Fixed maturities, at fair value (amortized cost: 2010 - $5,173,255; 2009 - $4,870,395)	$5,181,042	$4,869,378
Short-term investments, at fair value (amortized cost: 2010 - $308,514; 2009 - $482,632)	308,502	481,766
Other investments, at fair value (amortized cost: 2010 - $31,717; 2009 - $35,941)	34,398	37,615
Cash and cash equivalents	478,476	387,585

Total investments and cash	6,002,418	5,776,344
Premiums receivable	803,921	551,616
Deferred acquisition costs	165,158	112,329
Prepaid reinsurance premiums	103,950	73,164
Securities lending collateral	99,230	90,350
Loss reserves recoverable	198,956	181,765
Paid losses recoverable	18,261	14,782
Net receivable for investments sold	13,879	—
Income taxes recoverable	2,261	2,043
Intangible assets	122,015	123,055
Goodwill	20,393	20,393
Accrued investment income	42,867	38,077
Other assets	39,267	35,222

Total assets	$7,632,576	$7,019,140

Liabilities
Reserve for losses and loss expenses	$1,976,889	$1,622,134
Unearned premiums	1,083,591	724,104
Reinsurance balances payable	44,715	65,414
Securities lending payable	100,000	90,106
Deferred income taxes	24,104	24,508
Net payable for investments purchased	—	44,145
Accounts payable and accrued expenses	107,119	127,809
Senior notes payable	246,793	—
Debentures payable	289,800	289,800

Total liabilities	3,873,011	2,988,020

Commitments and contingent liabilities

Shareholders’ equity
Common shares, 571,428,571 authorized, par value $0.175 Issued and outstanding (2010 -123,910,430; 2009 - 128,459,478)	23,081	23,033
Treasury shares	(1,397)	(553)
Additional paid-in-capital	2,555,243	2,675,680
Accumulated other comprehensive (loss)	(6,658)	(4,851)
Retained earnings	1,189,296	1,337,811

Total shareholders’ equity	3,759,565	4,031,120

Total liabilities and shareholders’ equity	$7,632,576	$7,019,140

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Statements of Operations
For the three months ended March 31, 2010 and 2009 (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	Proforma 2009 (1)
Gross premiums written	$870,934	$609,892	$844,237
Reinsurance premiums ceded	(90,739)	(72,512)	(73,981)

Net premiums written	780,195	537,380	770,256
Change in unearned premiums	(322,501)	(218,621)	(352,789)

Net premiums earned	457,694	318,759	417,467

Losses and loss expenses	478,531	131,834	170,943
Policy acquisition costs	76,176	61,449	71,287
General and administrative expenses	53,569	38,079	48,233
Share compensation expenses	6,576	7,354	9,843

Total underwriting deductions	614,852	238,716	300,306

Underwriting (loss) income	(157,158)	80,043	117,161

Net investment income	34,299	26,772	44,447
Other income	888	757	764
Finance expenses	(15,151)	(7,723)	(8,106)

Operating (loss) income before taxes	(137,122)	99,849	154,266
Tax benefit	697	526	526

Net operating (loss) income	(136,425)	100,375	154,792

Net realized gains (losses) on investments	11,398	(23,421)	(27,339)
Net unrealized gains (losses) on investments	15,413	22,153	(9,501)
Foreign exchange (losses)	(8,764)	(4,200)	(7,346)

Net (loss) income	$(118,378)	$94,907	110,606

Selected ratios:
Net premiums written / Gross premiums written	89.6%	88.1%	91.2%

Losses and loss expenses	104.6%	41.4%	40.9%
Policy acquisition costs	16.6%	19.3%	17.1%
General and administrative expenses	13.1%	14.3%	13.9%

Expense ratio	29.7%	33.6%	31.0%

Combined ratio	134.3%	75.0%	71.9%

(1)	Includes Q1 2009 IPC results
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Segment Underwriting Income
For the three months ended March 31, 2010 and 2009 (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended March 31,
	2010	2009	Proforma 2009 (1)
Validus Re
Gross premiums written	$640,295	$410,126	$644,471
Reinsurance premiums ceded	(13,110)	(13,289)	(14,758)

Net premiums written	627,185	396,837	629,713
Change in unearned premiums	(343,264)	(222,390)	(356,558)

Net premiums earned	283,921	174,447	273,155
Losses and loss expenses	348,920	55,462	94,571
Policy acquisition costs	43,503	28,577	38,415
General and administrative expenses	16,312	13,792	23,946
Share compensation expenses	1,629	1,672	4,161

Total underwriting deductions	410,364	99,503	161,093

Underwriting (loss) income	(126,443)	74,944	112,062

Talbot
Gross premiums written	$270,541	$227,920	$227,920
Reinsurance premiums ceded	(117,531)	(87,377)	(87,377)

Net premiums written	153,010	140,543	140,543
Change in unearned premiums	20,763	3,769	3,769

Net premiums earned	173,773	144,312	144,312
Losses and loss expenses	129,611	76,372	76,372
Policy acquisition costs	34,945	33,157	33,157
General and administrative expenses	25,548	20,214	20,214
Share compensation expenses	1,559	2,335	2,335

Total underwriting deductions	191,663	132,078	132,078

Underwriting (loss) income	(17,890)	12,234	12,234

Corporate & Eliminations
Gross premiums written	$(39,902)	$(28,154)	$(28,154)
Reinsurance premiums ceded	39,902	28,154	28,154

Net premiums written	—	—	—
Change in unearned premiums	—	—	—

Net premiums earned	—	—	—
Losses and loss expenses	—	—	—
Policy acquisition costs	(2,272)	(285)	(285)
General and administrative expenses	11,709	4,073	4,073
Share compensation expenses	3,388	3,347	3,347

Total underwriting deductions	12,825	7,135	7,135

Underwriting (loss)	(12,825)	(7,135)	(7,135)

Total underwriting (loss) income	$(157,158)	$80,043	$117,161

(1)	Includes Q1 2009 IPC results
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measure Reconciliation
Net Operating Income, Net Operating Income per share,
and Annualized Net Operating Return on Average Equity
For the three months ended March 31, 2010 and 2009 (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Net (loss) income	$(118,378)	$94,907
Adjustments for:
Net realized (gains) losses on investments	(11,398)	23,421
Net unrealized (gains) on investments	(15,413)	(22,153)
Foreign exchange losses	8,764	4,200

Net operating (loss) income	(136,425)	100,375
less: Dividends and distributions declared on outstanding warrants	(1,749)	—

Net operating (loss) income, adjusted	$(138,174)	100,375

Net (loss) income per share — diluted	$(0.95)	$1.20
Adjustments for:
Net realized (gains) losses on investments	(0.09)	0.30
Net unrealized (gains) on investments	(0.12)	(0.28)
Foreign exchange losses	0.07	0.05

Net operating (loss) income per share — diluted	$(1.09)	$1.27

Weighted average number of common shares and common share equivalents — diluted	126,633,277	79,102,643

Average shareholders’ equity	3,895,343	1,980,860

Annualized operating return on average equity	(14.0)%	20.3%

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measure Reconciliation
Diluted Book Value Per Common Share
As at March 31, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	As at March 31, 2010
			Exercise Price	Book Value Per
	Equity Amount	Shares	(a)	Share
Book value per common share
Total shareholders’ equity	$3,759,565	123,910,430		$30.34

Diluted book value per common share
Total shareholders’ equity	3,759,565	123,910,430
Assumed exercise of outstanding warrants	139,576	7,952,138	$17.55
Assumed exercise of outstanding stock options	63,942	3,223,274	$19.84
Unvested restricted shares	—	3,186,816

Diluted book value per common share	$3,963,083	138,272,658		$28.66

	As at December 31, 2009
			Exercise Price	Book Value Per
	Equity Amount	Shares	(a)	Share
Book value per common share
Total shareholders’ equity	$4,031,120	128,459,478		$31.38

Diluted book value per common share
Total shareholders’ equity	4,031,120	128,459,478
Assumed exercise of outstanding warrants	139,576	7,952,138	$17.55
Assumed exercise of outstanding stock options	65,159	3,278,015	$19.88
Unvested restricted shares	—	3,020,651

Diluted book value per common share	$4,235,855	142,710,282		$29.68

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Cautionary Note Regarding Forward-Looking Statements
     This press release may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus’ risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) Validus’ limited operating history; 6) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 7) adequacy of Validus’ loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; 17) availability of reinsurance and retrocessional coverage; 18) the ability of the Company to commence and complete the tender offer, the price at which the Company purchases shares in the tender offer or otherwise, and the number of shares it is able to purchase pursuant to the tender offer or otherwise; and 19) the ability of the Company to achieve the benefits contemplated by the tender offer, as well as management’s response to any of the aforementioned factors.
     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, the parties undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
     In presenting the Company’s results, management has included and discussed certain schedules containing net operating income (loss), net operating income per share, underwriting income, annualized net operating return on average equity and diluted book value per common share that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. Non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. A reconciliation of net operating income to net income, the most comparable U.S. GAAP financial measure, is presented in the section above entitled “Net Operating Income, Net Operating Income per share and Annualized Net Operating Return on Average Equity”. A reconciliation of underwriting income to net income, the most comparable U.S. GAAP financial measure, is presented in the “Consolidated Statements of Operations” above. Underwriting income indicates the performance of the Company’s core underwriting function, excluding revenues and expenses. The Company believes the reporting of underwriting income enhances the understanding of our results by highlighting the underlying profitability of the Company’s core insurance and reinsurance business. Underwriting profitability is influenced significantly by earned premium growth, adequacy of the Company’s pricing and loss frequency and severity.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com

Underwriting profitability over time is also influenced by the Company’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through its management of acquisition costs and other underwriting expenses. The Company believes that underwriting income provides investors with a valuable measure of profitability derived from underwriting activities.
     Annualized net operating return on average equity is presented in the section above entitled “Net Operating Income, Net Operating Income per share and Annualized Net Operating Return on Average Equity”. A reconciliation of diluted book value per share to book value per share, the most comparable U.S. GAAP financial measure, is presented in the section above entitled “Diluted Book Value Per Share”. Net operating income is calculated based on net income (loss) excluding net realized gains (losses), net unrealized gains (losses) on investments, gains (losses) arising from translation of non-US$ denominated balances and non-recurring items. Realized gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by our operating performance. Gains (losses) arising from translation of non-US$ denominated balances are unrelated to our underlying business.
Press Release for Informational Purposes Only
     The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of the Company’s common shares. The offer to purchase and the solicitation of the Company’s common shares will be made only pursuant to the Offer to Purchase, the related letter of transmittal and other related materials that are expected to be mailed to all shareholders shortly after commencement of the offer, at no expense to shareholders. Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms of, and conditions to, the tender offer. The Company will file a Tender Offer Statement on Schedule TO with the SEC. The Tender Offer Statement (including the Offer to Purchase, the related letter of transmittal and other related materials) will also be available to shareholders at no charge at the SEC’s website at www.sec.gov, or the Investor Relations section of the Company’s website located at www.validusholdings.com, or from the information agent, Georgeson Inc. Shareholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9090
www.validusholdings.com